Exhibit 10.41

Employment Agreement

This Employment Agreement (this “Agreement”) is entered into as of the 9th day of October 2007 (the “Effective Date”) by and between Saks Incorporated (the “Company”) and Michael Rodgers (the “Executive”).

WHEREAS, the Company and the Executive desire that the Company commence or continue the employment of the Executive as Executive Vice President, IT, Operations and Credit pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Employment; Term. The Company shall continue to employ the Executive, and during the Executive’s employment the Executive shall continue to serve, as Executive Vice President, IT, Operations and Credit. The Executive shall report to the Company’s Chief Executive Officer and the Executive’s place of business shall be located in Jackson, Mississippi. The term of this Agreement shall commence on the Effective Date and shall continue until the fifth anniversary of the Effective Date (the “Initial Term Date”), provided that the term of this Agreement shall automatically be extended for an additional year on each anniversary thereafter unless the Board of Directors of the Company (the “Board”) notifies the Executive of its intention to amend or terminate the Agreement. If the Board decides to amend or terminate the Agreement, it must notify the Executive within the (30) days prior to the applicable anniversary of the Effective Date, provided that the Board may not notify the Executive of any amendment or termination of the Agreement earlier than the thirty (30) days prior to the fourth anniversary of the Effective Date or amend or terminate the Agreement prior to the Initial Term Date. If the Board notifies the Executive of an amendment adverse to the Executive or terminates the Agreement, any such adverse amendment or termination shall be effective no earlier than the second anniversary (i.e., 2 years) following such notification. The Executive shall have thirty (30) days following any such notification of an adverse amendment to accept such amendment or terminate the Agreement, provided that the date of termination shall be mutually agreed to by the Company and the Executive and shall be no later than 120 days from the date on which the Executive provides notice to the Company. Notwithstanding the foregoing, this Agreement may be terminated prior to or after the Initial Term Date pursuant to Section 4, 5, 6, 7, 8 or 9 of this Agreement. The date on which employment is terminated pursuant to the terms of this Agreement shall be the “Employment Termination Date.” On the Effective Date, all prior agreements and arrangements shall terminate and shall be of no further force or effect.

2. Duties. During his employment, the Executive shall devote substantially all of his working time, energies and skills to the benefit of the Company’s business. The Executive shall serve the Company diligently and to the best of his ability and use his best efforts to follow the policies and directions of the Company’s Chief Executive Officer and of the Board. The Executive may engage in charitable, civic or community activities, manage his personal investments and, with prior approval of the Board of Directors of the Company (the “Board”), may serve as a director of any other business corporation, provided that such activities or service do not materially interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Section 12 hereof.

3. Compensation. During his employment, the Executive’s compensation and benefits under this Agreement shall be as follows:

(a) Base Salary. The Company shall pay to the Executive a base salary at a rate of not less than $380,000.00 per year (such base salary at that rate or any higher rate from time to time in effect, “Base Salary”). Base Salary shall be paid in installments in accordance with the Company’s normal payment schedule for its senior executives but not less frequently than monthly. The level of Base Salary shall be reviewed at such times as the levels of the salaries of other senior executives are reviewed.

(b) Bonus. The Executive shall be eligible for an annual cash bonus. The bonus for plan achievement at the threshold level shall be not less than 25% of Base Salary, the bonus for plan achievement at the target level shall be not less than 50% of Base Salary and the bonus for plan achievement at the maximum level shall be not less than 71.88% of Base Salary or such higher maximum as may be provided by the Company’s bonus program, in all circumstances in accordance with, and subject to, the terms and conditions of the Company’s bonus program in effect from time to time.

(c) Long-Term Equity Incentive. The Executive shall be eligible for a long-term equity incentive award, to be granted annually, with specified values for achievement at the threshold, target and maximum levels.

(d) Benefits. During the Executive’s employment the Company shall (i) reimburse the Executive for his costs incurred for annual financial and tax planning services and for annual personal income tax preparation services, in an amount not to exceed $9,999 annually, (ii) pay the costs for annual physical examinations at a medical facility selected by the Company, (iii) reimburse the Executive for all reasonable travel and entertainment expenses incurred in accordance with the Company’s policies in effect from time to time with respect to its senior executives, and (iv) make available to the Executive each employee benefit applicable to senior executives. The amount of any expenses eligible for reimbursement during any taxable year of the Executive shall have no effect upon the amount of expenses eligible for reimbursement in any other taxable year of the Executive, and each such expense reimbursement shall be made on or before the last day of the taxable year of the Executive following the taxable year of the Executive in which such expense was incurred.

(e) Withholding Taxes. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

4. Termination without Cause or for Good Reason. The Company may terminate the Executive’s employment at any time without “Cause” and the Executive may terminate his employment at any time for “Good Reason” (as such terms are defined in Section 4(c) hereof), in the case of termination without Cause, upon 14 days prior written notice given by the Company to the Executive, and in the case of termination for Good Reason, upon 30 days prior written notice given by the Executive to the Company within 90 days following the first day on which the Executive is aware of the action giving rise to Good Reason, subject to the Company’s right to remedy the action giving rise to Good Reason during such 30-day period. The notice given by the Executive shall specify in detail the reasons for the termination of employment. Upon termination of the Executive’s employment in accordance with this Section 4, this Agreement shall terminate, except for the obligations of the Company in this Section 4 and in Sections 10, 11, 13(f) and 13(h) hereof, and except for the obligations of the Executive in Sections 11, 12 and 13(h) hereof, each of which will continue in effect in accordance with its terms.

(a) Prior to a Change in Control. If the Executive’s employment is terminated prior to a “Change in Control” (as such term is defined in Section 4(c) hereof), either by the Company without Cause or by the Executive for Good Reason, the Company shall make the payments and provide the benefits to the Executive as follows:

(i) The Company shall pay to the Executive within 10 days following the Employment Termination Date:

(A) the Executive’s current base salary through the Employment Termination Date to the extent not theretofore paid;

(B) any accrued vacation pay due the Executive as of the Employment Termination Date to the extent not theretofore paid; and

(C) any expense reimbursement due the Executive as of the Employment Termination Date to the extent not theretofore paid.

(ii) Provided that the Executive has executed and delivered to the Company, and has not revoked, the general release in substantially the form attached hereto as Attachment A (the “Release”), the Company shall make the following payments and shall provide the following benefits, provided that if the Executive directly or indirectly engages in conduct that constitutes an Association (as defined in Section 12(b)(iv)(D) hereof), the Company’s obligation to make the following payments and to provide the following benefits shall immediately terminate:

(A) an amount equal to the sum of two times the Executive’s Base Salary and one times the Executive’s target bonus potential amount of 50% of Base Salary for the fiscal year during which the termination of employment occurs, which amount shall, except as otherwise provided in Section 10 hereof, be paid to the Executive by the Company in 24 equal monthly installments commencing with the month following the month in which the Employment Termination Date occurs;

(B) the amount of any annual cash bonus earned by the Executive and payable, but not yet paid, for the fiscal year prior to the fiscal year in which the Employment Termination Date occurs, with the entire amount of such bonus being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Executive and his direct reports, which bonus shall be paid to the Executive by the Company at the time that bonuses for such fiscal year are paid to the other senior executives of the Company;

(C) if the Employment Termination Date occurs during the second six months of the Company’s fiscal year, the amount of any annual cash bonus earned by the Executive for the fiscal year in which the Employment Termination Date occurs, determined following the end of such fiscal year, with the entire amount of such bonus being determined in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Executive and his direct reports, which bonus amount shall be (1) multiplied by a fraction the numerator of which is the number of days that have elapsed during the fiscal year in which the Employment Termination Date occurs to and including the Employment Termination Date and the denominator of which is 365, and (2) paid to the Executive by the Company at the time that bonuses for such fiscal year are paid to the other senior executives of the Company; but if the Employment Termination Date occurs during the first six months of the Company’s fiscal year, no bonus amount shall be payable for such fiscal year;

(D) the Executive’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as follows:

(1) performance shares that have been fully earned but are subject to restrictions on vesting based on time shall vest immediately;

(2) performance shares that have not been earned and are subject to restrictions on vesting based on the achievement of performance goals shall vest based on the achievement of such performance goals, such achievement to be determined following the end of the performance period, with the number of such performance shares determined to have vested being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such performance shares and the Employment Termination Date and the denominator of which is the number of days between the date of grant of such performance shares and the date of the end of the performance period, which performance shares shall be paid to the Executive by the Company at the time that performance shares for such performance period are paid to the other senior executives of the Company;

(3) unvested shares of restricted stock and unexercisable stock options that are subject to cliff vesting shall vest prorata, with the number of such unvested shares of restricted stock or shares subject to such unexercisable stock options being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such award and the Employment Termination Date and denominator of which is the number of days between the date of grant of such award and the date on which shares of restricted stock or stock options are scheduled to cliff vest;

(4) unvested shares of restricted stock and unexercisable stock options that vest in installments shall vest prorata, with the number of shares in each unvested installment being multiplied by a fraction, the numerator of which is the number of days between the date of grant of such award and the Employment Termination Date and the denominator of which is the number of days between the date of grant of such award and the date on which such installment is scheduled to vest;

(E) reimbursement of the Executive for the amount expended by the Executive for the cost of medical insurance coverage under COBRA for the Executive and the Executive’s dependents during the 18-month period following the Employment Termination Date; and

(F) for the remainder of the Executive’s lifetime, provided that the Executive has been employed by the Company for at least one year, the Executive shall be entitled to the normal associate discount in effect from time to time applicable to active associates of the Company or its successors, provided that the benefit of such discount shall not exceed $25,000 in any calendar year and no portion of the unused discount for any calendar year may be carried over to any succeeding calendar year.

(b) In Anticipation of, Upon or Following a Change in Control. If the Executive’s employment is terminated in anticipation of, upon or following a Change in Control either by the Company without Cause or by the Executive for Good Reason, the Company shall make the payments and provide the benefits to the Executive as follows:

(i) the Company shall make the payments to the Executive in the amounts and at the times described in Sections 4(a)(i)(A) (B) and (C); and

(ii) provided that the Executive has executed and delivered to the Company, and has not revoked, the Release, the Company shall make the following payments and shall provide the following benefits, provided that if the Executive directly or indirectly engages in conduct that constitutes an Association (as defined in Section 12(b)(iv)(D) of this Agreement), the Company’s obligation to make such payments and to provide such benefits shall immediately terminate:

(A) not less than eight, and not more than 10, days following the Executive’s execution and delivery of the Release, or at such other time provided pursuant to Section 10 hereof, a lump sum amount equal to the sum of two times the Executive’s Base Salary and one times the Executive’s target bonus potential amount of 50% of Base Salary for the fiscal year during which the Employment Termination Date occurs;

(B) not less than eight, and not more than 10, days following the Executive’s execution and delivery of the Release, the amount of any annual cash bonus earned by the Executive and payable, but not yet paid, for the fiscal year prior to the fiscal year in which the Employment Termination Date occurs, with the portion of the bonus that is based on corporate objectives being paid in accordance with the applicable formula or the achievement of the corporate objectives applicable to the Executive and his direct reports, and the portion of the bonus that is based on personal objectives being paid at the target level of the achievement;

(C) not less than eight, and not more than 10, days following the Executive’s execution and delivery of the Release, an amount equal to the product of the Executive’s target bonus potential amount of 50% of Base Salary for the fiscal year during which the Employment Termination Date occurs multiplied by a fraction the numerator of which is the number of days that have elapsed during the fiscal year in which the termination of employment occurs to and including the Employment Termination Date and denominator of which is 365;

(D) the amounts and at the times described in Sections 4(a)(ii)(E) and (F);

(E) all of the Executive’s unexercisable stock options, unvested shares of restricted stock and fully earned performance shares subject to restrictions on vesting based on time and the target number of performance shares that have not been earned and are subject to restrictions on vesting based on performance shall immediately vest in full, provided that all such equity awards shall vest in full upon a Change in Control in which the shareholders of the Company receive consideration other than publicly-traded stock; and

(c) For purposes of this Agreement:

“Cause” shall mean and be strictly limited to: (i) serious willful misconduct; (ii) commission of a felony arising from specific conduct of the Executive and having, in the reasonable judgment of the Board, an adverse effect upon the Executive’s qualifications or ability (personal or professional) to perform his duties hereunder; (iii) perpetration of a fraud against the Company; or (iv) the refusal of the Executive to testify, if requested to do so, in any proceeding in which the testimony requested relates in any manner to the duties of the Executive as an officer or director of the Company.

“Change in Control” shall have the meaning set forth in the definition of such term in Section 18(a) of the Saks Incorporated 2004 Long-Term Incentive Plan.

“Good Reason” shall mean: (i) a material diminution in the Executive’s duties, responsibilities or authority; (ii) any other material breach of the terms of this Agreement by the Company, it being understood that (A) in anticipation of, upon or following a Change in Control, any reduction in the Executive’s Base Salary, annual bonus opportunity or severance payment upon a termination of employment, without the substitution of an equivalent benefit, shall constitute a material breach of the terms of this Agreement, and (B) not in anticipation of, upon or following a Change in Control, any reduction in the Executive’s Base Salary, annual bonus opportunity or severance payment upon a termination of employment, in any such case below the level specified by this Agreement without the substitution of an equivalent benefit, shall constitute a material breach of the terms of this Agreement; (iii) a relocation of the Executive’s principal place of business that increases the Executive’s commute to his principal place of business by more than 35 miles; (iv) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 13(g) hereof, it being understood that if the Executive terminates his employment for Good Reason as a result of the Company’s failure to obtain such assumption agreement, the obtaining of such assumption agreement subsequent to such termination of employment shall have no effect upon the Executive’s rights to receive payments and benefits upon his termination of employment for Good Reason; (v) an amendment of the terms of this Agreement by the Board in a manner adverse to the Executive pursuant to Section 1; or (vi) the termination of this Agreement by the Board other than in compliance with Section 1. Following a Change in Control, or with respect to an action taken by the Company in anticipation of a Change in Control, any good faith determination of Good Reason made by the Executive shall be conclusive, provided that any action that is remedied by the Company within 30 days after receipt of notice of Good Reason given by the Executive shall not constitute Good Reason.

5. Termination Due to Retirement. This Agreement shall terminate upon the Executive’s retirement upon or after the date on which the Executive attains age 65, except that (a) the Executive shall have the right to receive the payments in the amounts and at the times described in Sections 4(a)(i)(A), (B) and (C) hereof and described in Section 4(b)(ii)(B) hereof; (b) the Executive’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as described in Section 4(b)(ii)(E) hereof; (c) the Executive shall have the right to receive all benefits in accordance with Section 3(d) hereof that would be payable upon the Executive’s retirement; and (d) the Company’s obligations in Sections 11, 13(f) and 13(h) of this Agreement, and the Executive’s obligations in Sections 11, 12 and 13(h) of this Agreement, shall continue in effect in accordance with their respective terms.

6. Termination Due to Death. This Agreement shall terminate upon the Executive’s death, except that (a) the Executive’s estate shall have the right to receive the payments in the amounts and at the times described in Sections 4(a)(i)(A), (B) and (C) hereof and described in Section 4(b)(ii)(B) hereof, but without regard to any delay in payment provided in Section 10 hereof; (b) the Executive’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as described in Section 4(b)(ii)(E) hereof; and (c) the Executive’s estate shall have the right to receive all benefits in accordance with Section 3(d) hereof that would be payable upon the Executive’s death. In addition, the Executive’s estate and dependents shall have any rights that they may have under COBRA or any other federal or state law or that are derived independent of this Agreement by reason of the Executive’s participation in any employee benefit arrangement or plan maintained by the Company.

7. Termination Due to Disability. If at any time prior to the termination of this Agreement the Executive shall become disabled, this Agreement and the Executive’s employment shall continue for a period of 12 months from the date on which the Executive becomes disabled. The date on which Executive shall be deemed to have become disabled shall be the date on which the Executive becomes entitled to receive disability benefits in accordance with the Company’s short-term disability/sick pay plan. During such 12-month period the Executive shall continue to receive all payments and benefits provided by this Agreement, including without limitation the benefits described in Sections 3 and 11 of this Agreement and the benefits that would be payable upon a termination of the Executive’s employment as described in Sections 4, 5, 6, 8 or 9 of this Agreement, less all disability payments received pursuant to the Company’s short-term disability/sick pay plan or its Group Long-Term Disability Insurance Policy. If the Executive’s disability continues after the end of such 12-month period, the Company may terminate this Agreement and the Executive’s employment for disability (“Disability Termination”). Disputes regarding the existence of the Executive’s disability shall be resolved by the determination of a physician selected by the Board who is reasonably acceptable to the Executive. The Executive shall submit to appropriate medical examinations for purposes of determining disability. Upon a Disability Termination, the Executive shall be entitled to (a) the payments in the amounts and at the times described in Sections 4(a)(i)(A), (B) and (C) hereof and described in Section 4(b)(ii)(B) hereof; (b) the Executive’s unexercisable stock options, unvested shares of restricted stock and unvested performance shares shall vest as described in Section 4(b)(ii)(E) hereof; and (c) all other benefits in accordance with Section 3(d) of this Agreement that would be payable upon such Disability Termination. Upon a Disability Termination, the Company’s obligations in Sections 11, 13(f) and 13(h) of this Agreement, and the Executive’s obligations in Sections 11, 12, and 13(h) of this Agreement, shall continue in effect in accordance with their respective terms.

8. Termination by the Executive without Good Reason. The Executive may terminate his employment hereunder without Good Reason upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board). Upon such termination, all of the obligations of the Company hereunder shall cease, except that (a) the Executive shall be entitled to the payments in the amounts and at the times described in Sections 4(a)(i)(A), (B) and (C) hereof; (b) the Executive shall be entitled to exercise unexercised stock options, if any, in accordance with and subject to the plan and the stock option agreement applicable to such stock options; (c) the Executive’s unvested shares of restricted stock and unvested performance shares shall be forfeited in accordance with and subject to the applicable plan and the agreements applicable to such awards; and (d) the Executive shall be entitled to receive all of the benefits in accordance with Section 3(d) of this Agreement that would be payable upon the Executive’s termination of his employment without Good Reason. Such termination of employment shall terminate the Company’s obligations hereunder, but shall not terminate the Executive’s obligations pursuant to Sections 12 or 13(h) of this Agreement.

9. Termination by the Company for Cause. The Company may at any time terminate the Executive’s employment hereunder for Cause, effective upon notice given to the Executive. Upon such termination, all of the rights of the Executive hereunder shall cease, except as described in Sections 4(a)(i)(A) and (C) hereof and in clauses (b) and (c) of Section 8 hereof, as applied to a termination for Cause. Such termination shall terminate the Company’s obligations hereunder, but shall not terminate the Executive’s obligations under Sections 12 or 13(h) of this Agreement.

10. Application of IRC Code Section 409A. Notwithstanding any other provision of this Agreement, if on the Employment Termination Date (a) the Company is a publicly traded corporation and (b) the Company determines that the Executive is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then to the extent any amount payable under this Agreement (i) is payable as a result of the separation of the Executive’s service, (ii) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Employment Termination Date, such payment shall be delayed until the six-month anniversary of the Employment Termination Date. This Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstance shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code, except that the Company shall be responsible for such taxes, penalties, interest, losses or expenses that result from a payment by the Company to the Executive in contravention of the Executive’s written instructions to the Company, which payment constitutes an act of negligence by the Company. The Company shall pay the Executive interest on any severance payment delayed in order to comply with Section 409A of the Code in accordance with the Company’s policy for other senior executives of the Company.

11. Gross-Up Payment.

(a) Amount of Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) becomes or would become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are together referred to as the “Excise Tax”), then, subject to the next sentences of this Section 11(a), the Company will make an additional payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Executive will be entitled to a Gross-Up Payment in accordance with this Section 11(a) only if the Executive’s “parachute payments” (as such term is defined in Section 280G of the Code) exceed three hundred thirty percent (330%) of the Executive’s “base amount” (as determined under Section 280G(b) of the

Code) (such product, the “Threshold”). If the Payment does not exceed the Threshold, the Executive will not receive a Gross-Up Payment and the amount of the Payment will be reduced to an amount that is one dollar less than the largest amount that would not become subject to the excise tax imposed by Section 4999 of the Code and that the Company could pay to the Executive without loss of deduction under Section 280G(a) of the Code.

(b) Calculations; When Paid. Subject to the provisions of Section 11(c) hereof, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized public accounting firm retained by the Company (the “Accounting Firm”) that will provide detailed supporting calculations both to the Company and the Executive as soon as practicable following the receipt of notice from the Executive that there has been a Payment. All fees and expenses of the Accounting Firm will be borne solely by the Company. Such Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive promptly following the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm will furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return should not result in the imposition of a negligence or similar penalty or comparable opinion supporting such determination in accordance with the practices and procedures of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made in accordance with this Section 11. If the Company exhausts its remedies pursuant to Section 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.

(c) IRS Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. The Executive will give the notice as soon as practicable but no later than 10 business days after the Executive is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which such claim is requested to be paid. The Executive will not pay the claim prior to the expiration of the 30-day period following the date on which the Executive gives the notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive in writing prior to the expiration of the 30-day period that the Company desires to contest the claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to the claim, (ii) take such action in connection with contesting the claim as the Company reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest the claim, and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c) and subject to the next two sentences, the Company shall control all proceedings taken in connection with the contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines. If the Company directs the Executive to pay the claim and sue for a refund, the Company shall advance the amount of the payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and income tax (including interest and penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance. With respect to any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive as to which the contested amount is claimed to be due, the Executive may seek to limit the extension to the contested amount. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable in accordance with this Section 11 and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of Section 11(c)) promptly pay to the Company the amount of the refund (together with any interest paid or credited on the refund after taxes applicable to it). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that the Executive will not be entitled to any refund with respect to the claim and the Company does not notify the Executive in writing of its intent to contest the denial of refund prior to the expiration of 30 days after such determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, on a dollar-for-dollar basis, the amount of Gross-Up Payment required to be paid.

(e) Survival. The rights of the Executive, and the obligations of the Company, in this Section 11 shall survive the termination of the Executive’s employment and the termination of this Agreement.

12. Protection of the Company’s Confidential Information and Goodwill.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, without limitation but subject to the next sentence, all documents and information of the Company or one of more of its subsidiaries, in all forms and mediums, concerning or evidencing one or more of the following: sales; costs; pricing; strategies; forecasts and long-range plans; financial and tax information; personnel information; business, marketing, and operational projections, plans, and opportunities; and customer, vendor, and supplier information. Confidential Information excludes any document or information that is or becomes available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive. Confidential Information does not have to be designated as such to constitute Confidential Information.

(b) Non-Disclosure; Non-Competition; and Remedies.

(i) The Executive acknowledges and agrees that (A) the business of the Company and its affiliates is highly competitive, (B) that the Company and its affiliates have expended considerable time and resources to develop goodwill with its customers, vendors, and others and to create, exploit, and protect Confidential Information, (C) the Company and its affiliates must continue to prevent the dilution of their goodwill and unauthorized use and disclosure of Confidential Information to avoid irreparable harm to their businesses, (D) the Executive’s participation in the business activities of the Company and its affiliates is and will be integral to the continued operation, goodwill, and success of the business of the Company and its affiliates, (E) the Executive will be creating Confidential Information, and (F) the Executive will have access to Confidential Information that could be used by third parties in a manner that would be detrimental to the competitive position of the Company or one of its affiliates.

(ii) The Company acknowledges and agrees that the Executive will need the benefits and use of the goodwill of the Company and its affiliates and Confidential Information in order for the Executive to properly perform the Executive’s responsibilities in accordance with this Agreement. The Company will provide the Executive immediate access to new and additional Confidential Information and authorizes the Executive to engage in activities that will create new and additional Confidential Information. The Executive acknowledges and agrees that the Executive will benefit from access to Confidential Information, including without limitation as a result of the Executive’s increased earnings and earning capacity.

(iii) Accordingly, the Executive agrees that:

(A) All Confidential Information will remain the sole and exclusive property of the Company and its affiliates;

(B) The Executive will protect and safeguard all Confidential Information;

(C) The Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an employee of the Company or one of its affiliates to the extent necessary for the proper performance of the Executive’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(D) If the Executive believes the Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to give the Company the opportunity to take all actions necessary to protect the interests of the Company or its affiliates against such disclosure;

(E) At the end of the Executive’s employment pursuant to this Agreement for any reason or at the request of the Company at any time, the Executive will return to the Company all copies of all Confidential Information in all tangible forms and mediums; and

(F) Absent the promises and representations of the Executive in this Section 12(b)(iii) and in Section 12(b)(iv) below, the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not enter into this Agreement.

(iv) The Executive agrees to not engage in a Prohibited Activity for the period beginning on the date of this Agreement and ending 12 months from the date of termination of the Executive’s employment for any reason. “Prohibited Activity” means any one or more of the following:

(A) Directly disparaging the Company or any of its affiliates, or any operations of the Company or any of its affiliates, or any current or future officer, director, or employee of the Company or any of its affiliates.

(B) Whether on the Executive’s own behalf or on behalf of any other individual, partner, firm, corporation, or business organization, either directly or indirectly soliciting or inducing or attempting to solicit or induce any person who is then employed by the Company or any of its affiliates to leave that employment.

(C) Whether on the Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting or inducing, or attempting to solicit or induce any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates.

(D) Associating, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below in this Section 12(b)(iv)(D)) (each an “Association”), unless the Company in the exercise of its reasonable discretion has approved each Association in accordance with the following sentence. The Company’s approval for an Association will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, the Company and the Executive, that includes terms and conditions that the Company deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information in accordance with this Agreement, and that includes all other terms and conditions that the Company determines in its sole discretion are reasonably necessary under the circumstances. The restrictions in the foregoing sentences of this Section 12(b)(iv)(D) apply to the Executive’s direct and indirect performance of the same or similar activities the Executive has performed for the Company or any of its affiliates and to all other activities that reasonably could lead to the use or the disclosure of Confidential Information. The Executive will not have violated this Section 12(b)(iv)(D) solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates (as defined below in this Section 12(b)(iv)(D)) listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family together do not, directly or indirectly, hold more than one percent of all such shares of capital stock or other securities issued and outstanding. For purposes of this Section 12(b)(iv)(D), the term “Competitor” means each of The Neiman Marcus Group, Inc., Barney’s New York, Inc., Nordstrom, Inc., and the Bloomingdale’s division of Federated Department Stores, Inc., and the Affiliates and successors of each of them. For purposes of this Section 12(b)(iv)(D), “Affiliate” means with respect to a specific corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association (each the “subject entity”), any other corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association directly or indirectly controlling or controlled by or directly or indirectly under common control with the subject entity.

(v) The Executive acknowledges and agrees that (A) the restrictions contained in this Section 12(b) are ancillary to an otherwise enforceable agreement, (B) the agreements and undertakings of the Company in this Agreement and the Executive’s position and responsibilities with the Company give rise to, and are valid consideration for, the Company’s interest in restricting the Executive’s post-employment activities, (C) the restrictions are reasonably designed to enforce the Executive’s agreements and undertakings in this Section 12(b) and the Executive’s common-law obligations and duties owed to the Company and its affiliates, (D) the restrictions are reasonable and necessary, valid and enforceable under New York law, and do not impose a greater restraint than reasonably necessary to protect the goodwill and other legitimate business interests of the Company and its affiliates and the Confidential Information, (E) the agreements and undertakings of the Company and the Executive in this Section 12(b) are not contingent on the duration of the Executive’s employment with the Company; and (F) absent the agreements and undertakings made by the Executive in this Section 12(b), the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not have entered into this Agreement.

(vi) Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the Executive’s agreements in this Section 12, the Executive agrees that such other remedies cannot fully compensate the Company for any such violation and that the Company will be entitled to injunctive relief to prevent any such violation or any continuing violation. The Company will be entitled to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Company may be entitled if the Executive breaches this Section 12. The Executive will be entitled to recover the Executive’s attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Executive may be entitled if the Executive prevails in such injunctive proceeding.

(vii) The Executive will forfeit all unexercised, unearned, and unpaid awards under the Plans, including, but not by way of limitation, awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association.

(viii) If within six months following the Executive’s termination of employment the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association, the Executive will be required to pay to the Company an amount in cash equal to the sum of the following: (A) with respect to awards made under the Plans consisting of stock options and stock appreciation rights, the amounts realized in connection with the Executive’s exercise of the options or the settlement of the stock appreciation rights on or after, or within six months prior to, the Executive’s termination of employment; and (B) with respect to awards made under the Plans consisting of restricted stock, restricted stock units, performance shares, performance share units, and performance units, the value of the awards that vested on or after, or within six months prior to, the Executive’s termination of employment, which value will be determined as of the date of vesting.

(ix) Section 12(b)(vii) and (viii) hereof will be void and of no legal effect upon a Change in Control.

(x) If in any action before any court or agency legally empowered to enforce the agreements contained in this Section 12 any term, restriction, or agreement contained in this Section 12 is found to be unreasonable or otherwise not permitted by applicable law, then such term, restriction, or agreement will be deemed modified to the extent necessary to make it enforceable by such court or agency.

(xi) The agreements of the Executive contained in this Section 12 will survive the end of the Executive’s employment by the Company for any and all reasons.

13. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, overnight courier, or facsimile. Notices shall be addressed to the parties at the addresses set forth below, but each party may change the party’s address by written notice in accordance with this Section 13(a). Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to the Executive:

Michael Rodgers

Saks Incorporated

3455 Highway 80 West

Jackson, MS 39209

If to the Company:

Saks Incorporated

12 East 49th Street

New York, New York 10017

Attention: Executive Vice President and General Counsel

(b) Enforceability; Partial Invalidity. This Agreement shall be enforceable by the Company and by the Executive in accordance with its terms; provided, however, that if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Entire Agreement. This Agreement supersedes any and all prior agreements between the Company and the Executive relating to the subject matter hereof, all of which agreements shall be terminated and shall be of no further force or effect; provided, however, that any prior awards of stock options, restricted stock, performance shares or other forms of incentive compensation evidenced by a written instrument or by an action of the Board, except to the extent that the terms thereof are inconsistent with the terms of this Agreement, shall remain in full force and effect. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto.

(d) Resignation. If the Executive’s employment is terminated, the termination will be deemed to constitute the Executive’s resignation as an officer and director of the Company (and all of its subsidiaries) and as a member of each committee and working or operating group established by the Company, as the case may be, effective as of the date of such termination. Upon termination of employment, the Executive will return to the Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized and electronic information that are the property of the Company or its subsidiaries.

(e) Headings. The section and subsection headings are for convenience of reference only and will not define or limit the provisions of such sections and subsections.

(f) Attorneys’ Fees. Subject to the next sentence, if any contest or dispute arises under this Agreement involving the termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully this Agreement in accordance with its terms, the Company will reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with the contest or dispute, together with interest thereon at a rate equal to the “Prime Rate” as published under “Money Rates” in The Wall Street Journal from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment of the interest. If the resolution of the contest or the dispute includes a finding denying, in total, the Executive’s claims in the contest or the dispute, the Executive will be required to reimburse the Company, over a period of 12 months from the date of the resolution, for all sums advanced to the Executive pursuant to this Section 13(f).

(g) Successors and Assigns; Transfer of Obligations. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors (including without limitation by merger or otherwise by operation of law) and permitted assigns of each and the Executive and the Executive’s heirs, executors and other legal representatives, and permitted assigns. If the Company complies with the following sentences of this Section 13(g), the Company may transfer or delegate its obligations under this Agreement with respect to the Executive to any acquiror of, or other successor to, all or substantially all of the business of the Company (whether direct or indirect, by purchase of assets or the Company common stock, merger, consolidation, or otherwise) (the “Acquiror”), which transfer or delegation to the Acquiror will not terminate, or be deemed to constitute a termination of, this Agreement or termination of the Executive’s employment for any purpose. The Company’s rights in the preceding sentence are subject to the condition that the Acquiror first delivers to the Executive the Acquiror’s binding and enforceable written agreement, in form and substance reasonably satisfactory to the Executive, to assume and perform unconditionally the obligations of the Company in this Agreement in accordance with their terms (a “Successor Agreement”). The Acquiror may not terminate the Successor Agreement without the Executive’s prior written consent.

(h) Cooperation. The Executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters. The Executive’s cooperation will include, without limitation but subject to the Executive’s availability at times and places that do not unreasonably interfere with the Executive’s reasonable personal and business obligations, (i) being available for, and providing information to the Company and its legal, accounting, and other representatives during, in-person meetings and interviews and by telephone and (ii) being available for and providing depositions and other sworn testimony. Subject to the next sentences, following the termination of this Agreement the Company will reimburse the Executive for all reasonable out-of-pocket expenses (including without limitation legal fees and expenses) the Executive incurs to comply with this subsection, and pay to the Executive a stipend of $4,000 per day or partial day the Executive is required to provide services in accordance with this subsection. The Company will not be required to pay the stipend to the Executive for time incurred by the Executive to prepare for and comply with (A) subpoenas issued by or at the request of a governmental authority in connection with any inquiry or investigation conducted by the governmental authority (an “Inquiry”) or (B) other requests for information or testimony from a governmental authority in connection with an Inquiry. The Company’s obligation to reimburse the Executive for legal fees and expenses is subject to the requirements of the Company’s Amended and Restated Charter and Amended and Restated Bylaws and the Tennessee Business Corporation Act, in each case as in effect at the time of reimbursement.

(i) Arbitration. Except as provided in Section 12(b)(vi) of this Agreement, all disputes and controversies between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, will be settled by arbitration before a single arbitrator in New York, New York, administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The single arbitrator will be selected by the mutual agreement of the Company and the Executive, unless they are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, the Company and the Executive each may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this Section 13(i) or an award rendered in accordance with it, or to obtain interim relief, none of the Company, the Executive, or an arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this subsection.

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the New York without regard to principles of conflicts of laws.

SAKS INCORPORATED

By:	/s/ Christine A. Morena
Name:	Christine A. Morena
Title:	Executive Vice President, Human Resources

/s/ Michael Rodgers
Michael Rodgers

Attachment A

General Release

Saks Incorporated (the “Company”) and Michael Rodgers (the “Executive”) enter into this Release (this “Release”) on                     .

Preliminary Statement

The Company and Executive are parties to an Employment Agreement dated as of                          (the “Agreement”). As a condition to the receipt of specified benefits that may be paid following the date of this Release (the “Benefits”) pursuant to the Agreement, the Executive has agreed to execute this Release.

Terms and Conditions

In consideration of the covenants and mutual promises contained in the Agreement, the Company and the Executive agree as follows:

1. Subject to the next sentence, the Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to the Company, including, without limitation, all matters in any way related to the Executive’s employment by the Company, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine. Nothing contained in this Release will apply to, or release the Company from, any (i) obligation of the Company contained in the Agreement or (ii) vested benefit with respect to the Executive pursuant to any employee benefit or equity plan of the Company (other than the Saks Incorporated Amended and Restated 2000 Change of Control and Material Transaction Severance Plan and any other severance or retention program or practice). The Executive acknowledges that the consideration offered in connection with the Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and will not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties will have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Agreement.

2. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

3. THE EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS THE EXECUTIVE MAY HAVE AS OF THE DATE THE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). THE EXECUTIVE FURTHER AGREES: (A) THAT THE EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT THE EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD THE EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS RELEASE; (D) THAT THE EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN THE EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT THE EXECUTIVE REALIZES THAT FOLLOWING THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE WILL BE VOID AND OF NO FORCE AND EFFECT IF THE EXECUTIVE CHOOSES TO SO REVOKE, AND IF THE EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

4. The Agreement and this Release constitute the entire agreement and understanding between the parties. The Executive has not relied on any oral statements that are not expressly stated in the Agreement or this Release.

2

5. This Release will be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to the principle of conflicts of laws.

Michael Rodgers

SAKS INCORPORATED

By:

Name:

Title:

3